UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2010

ADVAXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

00028489	02-0563870
(Commission File Number)	(IRS Employer Identification Number)

Technology Centre of New Jersey
675 Rt. 1, Suite B113
North Brunswick, N.J. 08902
(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 545-1590

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In November 2010, Advaxis, Inc. (the “Company”) entered into Note Purchase Agreements (the “Note Purchase Agreements”) with certain accredited investors (collectively, the “Investors”), pursuant to which the Investors acquired convertible promissory notes of the Company in the aggregate principal face amount of $931,579, for an aggregate net purchase price of $835,000 (the “Offering”).  Notes in the aggregate principal face amount of (i) $431,579 were issued with an original issue discount of approximately 5% and mature in two months from the date of issue (the “Two Month Notes”) and (ii) $500,000 were issued with an original issue discount of approximately 15% and mature in nine months from the date of issue (the “Nine Month Notes”, together with the Two Month Notes, the “Notes”). Each of the Notes is convertible into shares of the Company’s common stock, $0.001 par value (the “Common Stock”) at $0.15 per share, all as more particularly described below and in the form of Note attached hereto as Exhibit 4.1.  In connection with the purchase of the Notes, the Company issued to the Investors warrants to purchase an aggregate of 3,087,500 shares of Common Stock (the “Warrants”), each at an exercise price of $0.17 per share, subject to adjustments upon the occurrence of certain events as more particularly described in the form of Warrant attached hereto as Exhibit 4.2. The Warrants are exercisable at any time on or before the fourth anniversary of the issue date of the Warrants.  The Warrants may only be exercised for cash.

Each of the Notes may be  retired sooner and may be prepaid at any time by the Company without penalty.  The Notes may be converted by the Investors in whole or in part.  To the extent an Investor does not elect to convert its Notes as described above, the principal amount of the Notes not so converted shall be payable in cash on the applicable maturity date.

The Notes and Warrants include a limitation on conversion or exercise, which provides that at no time will an Investor be entitled to convert any portion of the Notes or exercise any number of Warrants, that would result in the beneficial ownership by the Investor and its affiliates of more than 9.99% of the outstanding shares of Common Stock on such date.

The Company intends to use the proceeds from the Offering for among other things, (i) costs and expenses relating to the Company’s clinical trials, (ii) costs and expenses relating to the Offering, (iii) costs and expenses relating to obtaining one or more follow-on financings and (iv) general working capital purposes.  The financing is intended to provide the Company with temporary liquidity to conduct its business while it seeks to raise additional capital.

In connection with the Offering, the Company paid commissions equal to approximately $50,000 in cash and issued warrants to purchase 195,625 shares of its Common Stock on substantially the same terms as the Warrants.

The Notes and the Warrants were offered and sold to “accredited investors” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder.  The shares to be issued upon conversion of the Notes or upon exercise of the Warrants have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

The foregoing descriptions of the forms of the Note Purchase Agreements, Two Month Notes, Nine Month Notes and Warrants do not purport to be complete and are qualified in their entirety by reference to such documents, which are attached hereto as Exhibits 10.1, 4.1 and 4.2 respectively, and incorporated herein by this reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is hereby incorporated by reference to this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Form of Convertible Promissory Note.

4.2	Form of Common Stock Purchase Warrant.

10.1	Form of Note Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2010	Advaxis, Inc.

	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

4.1	Form of Convertible Promissory Note.

4.2	Form of Common Stock Purchase Warrant.

10.1	Form of Note Purchase Agreement.